PROSPECTUS SUPPLEMENT No. 3	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 31, 2022)	Registration No. 333-265191

Up to 8,108,110 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus, dated May 31, 2022, or the Prospectus, which forms a part of our registration statement on Form S-1 (No. 333-265191). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2022, or the Current Report. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholder named in this prospectus, or the Selling Securityholder, of an aggregate of up to 8,108,110 shares of our Class A common stock, $0.0001 par value per share, or Class A common stock, which consists of (i) up to 4,054,055 shares of our Class A common stock and (ii) up to 4,054,055 shares of our Class A common stock issuable upon the exercise of certain common stock purchase warrants, or the PIPE Warrants, which shares of Class A common stock and PIPE Warrants were originally issued in a private placement to the Selling Securityholder.

The Class A Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC under the symbols “CELU” and “CELUW”, respectively. On July 13, 2022, the last reported sales price of Class A Common Stock was $4.15 per share and the last reported sales price of our Public Warrants was $0.68 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus supplement dated July 14, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2022

CELULARITY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Park Ave Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On July 13, 2022, Celularity Inc., or Celularity, held its Annual Meeting of Stockholders, or the Annual Meeting. At the Annual Meeting, Celularity’s stockholders voted on two proposals, each of which is described in more detail in its definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on June 3, 2022. The following is a brief description of each matter voted upon and the certified results, including the number of votes cast for and against each matter and, if applicable, the number of abstentions and broker non-votes with respect to each matter.

Proposal 1. Stockholders elected the following nominees to serve as the Class I Directors on Celularity’s Board of Directors until its 2025 Annual Meeting of Stockholders or until his or her respective successor has been duly elected and qualified or until his or her earlier death, resignation or removal. The voting results for the nominees were as follows:

Director Name	Votes For	Votes Withheld	Broker Non-Votes
Peter Diamandis, M.D.	90,263,297	191,273	3,325,427
Diane Parks	90,395,742	58,828	3,325,427
Andrew C. von Eschenbach, M.D.	90,243,694	210,876	3,325,427

Proposal 2. Stockholders ratified the appointment of Deloitte & Touche LLP as Celularity’s independent registered public accounting firm for the fiscal year ending December 31, 2022 The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
93,609,560	24,502	145,935	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2022	CELULARITY INC.

	By:	/s/ Keary Dunn
Keary Dunn
Chief Legal Officer